Exhibit 10.45

June 30, 2004

William Dippel

12708 Fredericksburg Drive

Saratoga, CA 95070

Dear Bill:

It gives me great pleasure to offer you employment with Micro Therapeutics, Inc. (MTI) on the following terms and conditions:

1.	Your title will be Vice President, Operations and you will report directly to me. Your duties and responsibilities will include:

•	Provide direction for operations of the manufacturing, manufacturing engineering, purchasing, warehousing, inventory control, product distribution and overall facilities.

•	Plan, direct and control production and related support functions to provide high quality product in a cost effective manner to support the company’s sales plan.

•	Contribute to the overall strategy of the company as a member of the senior management team.

Responsibility for other areas of the Company’s business may be assigned to you as the Company deems necessary.

2.	Your full time employment shall begin on a date still to be determined.

3.	You will receive a base annual salary of $227,500 (or $8,750 per pay period, with 26 pay periods per year). Your status will be salaried exempt. You will be eligible to participate in the company’s 2004 incentive bonus program on a pro-rated basis, at a guaranteed minimum 80% payout. The bonus is targeted to be cash up to 35% of your base salary, and is based upon performance relative to Company goals and individual goals that will be established after your employment with MTI commences.

4.	You will be entitled to 15 days paid vacation each year, accruing on a monthly basis. You will also be eligible for coverage under the Company’s group health/dental plan, and other benefits that the Company provides to comparable employees as they are established.

5.	Upon commencement of your employment with Micro Therapeutics, Inc., you will be paid a one time sign-on bonus of $70,000.

William Dippel

6.	I am also pleased to inform you that as part of this offer, and once Confidential Information Agreements are signed, and following Board of Directors approval, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock at the fair market value, determined by the quoted Closing Price of the Company’s Common Stock on either the date you commence employment with MTI, or the date on which the option grant is approved by the Board, whichever is later. Following twelve (12) months of employment, this option will be vested to the extent of twenty-five percent (25%) and, from there on, at the rate of 2.083% per month until fully vested. The option is subject to conditions outlined in the Company’s 1996 Incentive Stock Option (ISO) Plan.

7.	Reasonable costs to a maximum of $100,000 related to your move from Saratoga to Southern California will be covered according to the terms set forth in a separate letter from Hal Hurwitz, MTI’s CFO. It would be preferable that your relocation takes place no later than December 31, 2004.

A.	If for logistical reasons your relocation requires greater time, the Company is willing to extend the relocation time period until July 7, 2005.

This moving package may be repayable to Micro Therapeutics, Inc. if the duration of your employment with the Company is less than one year and your employment is voluntarily terminated.

8.	Officer performance reviews are conducted shortly after the end of each calendar year. During the 2004 performance assessment process, the Company will give due consideration to offering you a merit increase that is not pro-rated.

9.	If your employment is terminated by MTI for a reason other than cause or layoff, you will receive a package to include 6 months salary continuation.

10.	Employment with Micro Therapeutics, Inc. is at the mutual consent of the employee and the company. Accordingly, while MTI has every hope that employment relationships will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at will, at any time, with or without cause. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

11.	You agree to abide by the Company’s policies and procedures, including those set forth in the Company’s Employee Handbook. You will be required to sign the signature page of this Employee Handbook.

12.	You will be required to sign the Employee Confidential Information Agreement that is enclosed as well as the necessary tax forms before starting full time employment. You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.

William Dippel

Bill, we look forward to you joining our effort on a full time basis and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me. Congratulations!

Regards,

MICRO THERAPEUTICS, INC.

Thomas C. Wilder

President and

Chief Executive Officer

Encl.: Employee Confidential Information Agreement (2), Job Description (2)

This will acknowledge my acceptance of this offer of employment.

/s/ William H. Dippel	July 8, 2004
William Dippel	Date